Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142712 and 333-55836 on Form S-8 and Registration Statement No. 333-116972, as amended, on Form S-3 of our reports dated December 9, 2014, relating to the consolidated financial statements of The Pantry, Inc., and the effectiveness of The Pantry, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Pantry, Inc. for the fiscal year ended September 25, 2014.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
December 9, 2014